                                                FILED PURSUANT TO RULE 424(b)(5)
                                                      REGISTRATION NO. 333-86363
                                                      REGISTRATION NO. 33-53327
PROSPECTUS SUPPLEMENT
--------------------------------

(TO PROSPECTUS DATED SEPTEMBER 24, 1999 AND PROSPECTUS DATED MAY 25, 1994)

                                 $1,400,000,000

                                 [DUPONT LOGO]

                      E. I. DU PONT DE NEMOURS AND COMPANY

                  $900,000,000 4 1/8% NOTES DUE APRIL 30, 2010

                  $500,000,000 4 7/8% NOTES DUE APRIL 30, 2014
                            ------------------------
     We will pay interest on the notes (collectively, the "Notes") on April 30 and October 30 of each year, beginning October 30, 2004. We may redeem the Notes prior to maturity, in whole or in part, as described in this prospectus supplement.
                            ------------------------

                                                                PUBLIC          UNDERWRITING    PROCEEDS BEFORE
                                                           OFFERING PRICE(1)      DISCOUNT         EXPENSES
                                                           -----------------    ------------    ---------------
Per 4 1/8% Note..........................................           99.391%             .375%            99.016%
  Total..................................................     $894,519,000      $  3,375,000    $   891,144,000
Per 4 7/8% Note..........................................           99.126%             .450%            98.676%
  Total..................................................     $495,630,000      $  2,250,000    $   493,380,000

(1) Plus accrued interest, if any, from April 30, 2004.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or either accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The Notes will be ready for delivery in book-entry form only through The Depository Trust Company, Clearstream, Luxembourg or the Euroclear System, as the case may be, on or about April 30, 2004.
                            ------------------------

                               JOINT BOOKRUNNERS

CREDIT SUISSE FIRST BOSTON                                   MERRILL LYNCH & CO.
                            ------------------------

                                  CO-MANAGERS

CITIGROUP                                                                DEUTSCHE BANK SECURITIES
GOLDMAN, SACHS & CO.                                                                     JPMORGAN
LEHMAN BROTHERS                                                                    MORGAN STANLEY
UBS WARBURG

                            ------------------------

           The date of this prospectus supplement is April 27, 2004.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
About DuPont................................................   S-4
Recent Developments.........................................   S-4
Ratios of Earnings to Fixed Charges.........................   S-6
Use of Proceeds.............................................   S-6
Description of Notes........................................   S-7
United States Federal Taxation..............................  S-13
Underwriting................................................  S-17
Notice to Canadian Residents................................  S-19
Legal Opinions..............................................  S-20
               PROSPECTUS DATED SEPTEMBER 24, 1999
About this Prospectus.......................................     1
Where You Can Find More Information.........................     1
Forward Looking Information.................................     2
About DuPont................................................     3
Use of Proceeds.............................................     3
Ratio Of Earnings To Fixed Charges..........................     4
Description of Debt Securities..............................     4
Plan of Distribution........................................    12
Legal Opinion...............................................    13
Experts.....................................................    13
                  PROSPECTUS DATED MAY 25, 1994
Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     2
The Company.................................................     3
Ratio of Earnings to Fixed Charges..........................     3
Use of Proceeds.............................................     3
Plan of Distribution........................................     3
Description of Debt Securities..............................     4
Limitations on Issuance of Bearer Securities................    12
Experts.....................................................    13

     You should rely only on the information contained in this prospectus supplement and the accompanying prospectuses. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectuses. We are offering to sell Notes and making offers to buy Notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectuses is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectuses or any sale of the notes. In this prospectus supplement and the accompanying prospectuses, the "Company," "we," "us" and "our" refer to DuPont.

     If we use a capitalized term in this prospectus supplement and do not define the term in this document, it is defined in the prospectuses.
                            ------------------------

     The Notes are offered globally for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers. See "Underwriting."

     The distribution of this prospectus supplement and prospectuses and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the prospectuses come should inform themselves about and observe any such restrictions. This prospectus supplement and the prospectuses do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Underwriting."

     References herein to "$" and "dollars" are to the currency of the United States.

                                  ABOUT DUPONT

     We were founded in 1802 and incorporated in Delaware in 1915. We have been in continuous operation for over 200 years. Our principal offices are at 1007 Market Street in Wilmington, Delaware.

     We are a world leader in science and technology in a range of disciplines including biotechnology, electronics, materials science, safety and security and synthetic fibers. We operate globally through five business platforms plus our retained interest in Cozaar(R)/Hyzaar(R) drugs. We manufacture a wide range of products for distribution and sale to many different markets, including the transportation, safety and protection, construction, motor vehicle, agricultural, home furnishings, medical, packaging, electronics and the nutrition and health markets.

     Our operating and financial reporting segments are Agriculture & Nutrition, Coatings & Color Technologies, Electronic & Communication Technologies, Performance Materials, Pharmaceuticals, Safety & Protection and Textiles & Interiors.

                              RECENT DEVELOPMENTS

       E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                                                               THREE MONTHS
                                                              ENDED MARCH 31,
                                                              ---------------
CONSOLIDATED INCOME STATEMENT                                  2004     2003
(DOLLARS IN MILLIONS, EXCEPT PER SHARE)                       ------   ------
NET SALES...................................................  $8,073   $7,008
Other Income(a).............................................     132      178
                                                              ------   ------
  Total.....................................................   8,205    7,186
                                                              ------   ------
Cost of Goods Sold and Other Operating Charges(b)...........   5,757    5,168
Selling, General and Administrative Expenses................     820      746
Amortization of Intangible Assets...........................      54       56
Research and Development Expense............................     337      315
Interest Expense............................................      85       81
Separation Charges -- Textiles & Interiors(c)...............     345       --
                                                              ------   ------
  Total.....................................................   7,398    6,366
INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS...........     807      820
Provision for Income Taxes(d)...............................     126      231
Minority Interests in Earnings of Consolidated
  Subsidiaries..............................................      13       25
                                                              ------   ------
INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
  PRINCIPLE.................................................     668      564
Cumulative Effect of a Change in Accounting Principle, Net
  of Income Taxes(e)........................................      --      (29)
                                                              ------   ------
NET INCOME..................................................  $  668   $  535
                                                              ======   ======
BASIC EARNINGS (LOSS) PER SHARE OF COMMON STOCK(f)
  Income before Cumulative Effect of a Change in Accounting
     Principle..............................................  $  .67   $  .56
  Cumulative Effect of a Change in Accounting Principle.....      --     (.03)
                                                              ------   ------
  Net Income................................................  $  .67   $  .53
                                                              ======   ======

                                                               THREE MONTHS
                                                              ENDED MARCH 31,
                                                              ---------------
CONSOLIDATED INCOME STATEMENT                                  2004     2003
(DOLLARS IN MILLIONS, EXCEPT PER SHARE)                       ------   ------
DILUTED EARNINGS (LOSS) PER SHARE OF COMMON STOCK(f)
  Income before Cumulative Effect of a Change in Accounting
     Principle..............................................  $  .66   $  .56
  Cumulative Effect of a Change in Accounting Principle.....      --     (.03)
                                                              ------   ------
  Net Income................................................  $  .66   $  .53
                                                              ======   ======
DIVIDENDS PER SHARE OF COMMON STOCK.........................  $  .35   $  .35
                                                              ======   ======

---------------

(a) First quarter 2004 includes a charge of $150 to provide for the company's share of anticipated losses associated with DuPont Dow Elastomers LLC antitrust litigation matters.

(b) First quarter 2004 includes a charge of $36 to provide for the anticipated settlement of litigation in Refinish. First quarter 2003 includes a charge of $78 to provide for settlement of the 1995 Benlate(R) shareholder litigation case.

(c) First quarter 2004 reflects an additional INVISTA-related charge of $345 which includes an agreed upon reduction of sales price by $240, and other changes in estimates associated with the sale.

(d) First quarter 2004 includes tax benefits of $210 related to the anticipated separation of INVISTA.

(e) The company's adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations," resulted in a cumulative effect adjustment to income of $29 effective January 1, 2003.

(f) Earnings per share are calculated on the basis of the following weighted-average number of common shares outstanding:

                                                 THREE MONTHS ENDED MARCH 31,
                                               --------------------------------
                                                  BASIC              DILUTED
                                               -----------        -------------
2004.........................................  999,242,763        1,003,401,021
2003.........................................  995,752,067          998,192,276

       E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                                                               THREE MONTHS
                                                              ENDED MARCH 31,
                                                              ---------------
CONSOLIDATED SEGMENT INFORMATION                               2004     2003
(DOLLARS IN MILLIONS)                                         ------   ------
SEGMENT SALES(a)
Agriculture & Nutrition.....................................  $2,202   $1,790
Coatings & Color Technologies...............................   1,417    1,269
Electronic & Communication Technologies.....................     816      677
Performance Materials.......................................   1,519    1,336
Safety & Protection.........................................   1,088      985
Textiles & Interiors........................................   1,883    1,717
Other.......................................................      12        3
                                                              ------   ------
  Total Segment Sales.......................................   8,937    7,777
Elimination of Transfers....................................    (251)    (219)
Elimination of Equity Affiliate Sales.......................    (613)    (550)
                                                              ------   ------
  CONSOLIDATED NET SALES....................................  $8,073   $7,008
                                                              ======   ======

                                                               THREE MONTHS
                                                              ENDED MARCH 31,
                                                              ---------------
CONSOLIDATED SEGMENT INFORMATION                               2004     2003
(DOLLARS IN MILLIONS)                                         ------   ------
PRE-TAX OPERATING INCOME (LOSS) (PTOI)
Agriculture & Nutrition.....................................  $  630   $  518
Coatings & Color Technologies(b)............................     153      141
Electronic & Communication Technologies.....................      92       32
Performance Materials(c)....................................       5      133
Pharmaceuticals.............................................     148      153
Safety & Protection.........................................     232      206
Textiles & Interiors(d).....................................    (195)       5
Other(e)....................................................     (32)    (106)
                                                              ------   ------
  Total Segment PTOI........................................   1,033    1,082
Exchange Gains and Losses...................................     (13)     (50)
Corporate Expenses & Interest...............................    (213)    (212)
                                                              ------   ------
  Income Before Income Taxes and Minority Interests.........  $  807   $  820
                                                              ======   ======

---------------

(a)  Includes transfers and pro rata share of equity affiliate sales.

(b) First quarter 2004 includes a charge of $36 to provide for the anticipated settlement of litigation in Refinish.

(c) First quarter 2004 includes a charge of $150 to provide for the company's share of anticipated losses associated with the DuPont Dow Elastomers LLC antitrust litigation matters.

(d) First quarter 2004 reflects an additional INVISTA-related charge of $345 which includes an agreed upon reduction of sales price by $240, and other changes in estimates associated with the sale.

(e) First quarter 2003 includes a charge of $78 to provide for settlement of the 1995 Benlate(R) shareholder litigation case.

                      RATIOS OF EARNINGS TO FIXED CHARGES

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                              2003   2002   2001   2000   1999
                                                              ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges..........................  2.3    5.5    10.5   4.5    2.9

                                USE OF PROCEEDS

     We will use the net proceeds from the sale of the Notes, which are expected to be $1,384,299,000 after payment of expenses related to the offering, for general corporate purposes. These purposes may include repayment and refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the 4 1/8% Notes due April 30, 2010 (the "4 1/8% Notes") and the 4 7/8% Notes due April 30, 2014 (the "4 7/8% Notes") offered hereby (referred to in the prospectus as the "Debt Securities") supplements the description of the general terms and provisions of the Debt Securities included in the prospectuses. The 4 1/8% Notes and the 4 7/8% Notes are collectively referred to in this prospectus supplement as the "Notes". Each series constitutes a separate series of notes for purposes of the Indenture. The following summary of the Notes is qualified in its entirety by reference in the prospectuses to the description of the indenture dated as of June 1, 1992, between the Company and Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, as trustee.

GENERAL

     The 4 1/8% Notes will mature at par on April 30, 2010. The 4 7/8% Notes will mature at par on April 30, 2014. The Notes will constitute part of the senior debt of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. The Notes will be issued in fully registered form only, in denominations of $1,000 and multiples thereof. Principal of and interest on the Notes will be payable, and the transfer of Notes will be registerable, through the Depositary as described below.

     Each 4 1/8% Note will bear interest from April 30, 2004 at the annual rate of 4 1/8%. Each 4 7/8% Note will bear interest from April 30, 2004, at the annual rate of 4 7/8%. Interest on the Notes will be payable semiannually on April 30 and October 30, commencing October 30, 2004, to the person in whose name such Note is registered at the close of business on the preceding April 15 or October 15.

     Interest payable at the maturity of the Notes will be payable to the registered holder of the Note to whom principal is payable. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     If any interest payment date falls on a day that is not a Business Day, the interest payment will be postponed to the next day that is a Business Day, and no interest on such payment will accrue for the period from and after such interest payment date. If the maturity date of the Notes falls on a day that is not a Business Day, the payment of interest and principal may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the maturity date.

     Interest payments for the Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be.

     The 4 1/8% Notes and the 4 7/8% Notes will each constitute a separate series of Debt Securities under the Indenture.

     The Company may, without the consent of the holders of either series of Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the applicable series of Notes. Any additional notes having such similar terms, together with such applicable Notes, will constitute a single series of notes under the indenture. No additional notes may be issued if an Event of Default has occurred with respect to the applicable series of Notes.

     As used in this prospectus supplement, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

BOOK-ENTRY, DELIVERY AND FORM

     The Notes will be issued in the form of one or more fully registered Global Notes (the "Global Notes") registered in the name of The Depository Trust Company, New York, New York (the "Depositary" or "DTC") or Cede & Co., the Depositary's nominee. Beneficial interests in the Global

Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary.

     Investors may elect to hold interests in the Global Notes through the Depositary, Clearstream Banking Luxembourg S.A. ("Clearstream") or Euroclear Bank S.A./N.A., as operator of the Euroclear System ("Euroclear") if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank successor to The Chase Manhattan Bank, will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries"). Beneficial interest in the Global Notes will be held in denominations of $1,000 and integral multiples thereof. Except as described below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

     The Depositary has advised the Company as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers ("Clearstream Customers") and facilitates the clearance and settlement of securities transactions between Clearstream Customers through electronic book-entry transfers between their accounts. Clearstream provides to Clearstream Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream's U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Customer.

     Distributions with respect to the Notes held through Clearstream will be credited to cash accounts of Clearstream Customers in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

     Euroclear advises that it was created in 1968 to hold securities for its participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.A. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the "Cooperative").

All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

     Euroclear further advises that investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Notes.

     The Euroclear Operator advises as follows: Under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Participants credited with such interests in securities on the Euroclear Operator's records, all Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

     Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

     Individual certificates in respect of the Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC notifies the Company that it is unwilling or unable to continue as a clearing system in connection with the Global Notes, or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by the Company within 90 days after receiving such notice from DTC or upon becoming aware that DTC is no longer so registered, the Company will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such Global Notes upon delivery of such Global Notes for cancellation.

     Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Clearstream, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Clearstream and within Euroclear and between Clearstream and Euroclear in accordance with procedures established for these purposes by Clearstream and Euroclear. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes among Clearstream and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Euroclear and DTC.

     A further description of the Depositary's procedures with respect to the Global Notes is set forth in each prospectus under "Global Securities." The Depositary has confirmed to the Company, the Underwriters and the Trustee that it intends to follow such procedures.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Clearstream Customers and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream Customers or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering interests in the Notes to or receiving interests in the Notes from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Customers and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

     Because of time-zone differences, credits of interests in the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions involving interests in such Notes settled during such processing will be reported to the relevant Clearstream Customers or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the Notes by or through a Clearstream Customer or a Euroclear Participant to a DTC participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the Depositary.

     Although the Depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Notes among participants of the Depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

OPTIONAL REDEMPTION

     The 4 1/8% Notes will be redeemable as a whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the 4 1/8% Notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the applicable maturity date (exclusive of any accrued interest) discounted, in each case, to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 12.5 basis points, plus, in each case, any interest accrued but not paid to the date of redemption.

     The 4 7/8% Notes will be redeemable as a whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the 4 7/8% Notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the applicable maturity date (exclusive of any accrued interest) discounted, in each case, to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus, in each case, any interest accrued but not paid to the date of redemption.

     "Treasury Rate" means, with respect to any redemption date for the Notes
(i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date for the Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if that release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes, as the case may be, to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the trustee after consultation with the Company.

     "Comparable Treasury Price" means with respect to any redemption date for the Notes (i) the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Reference Treasury Dealer" means each of Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and two other primary U.S. Government securities dealers in New York City (each, a "Primary Treasury Dealer") appointed by the trustee in consultation with the Company; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding that redemption date.

     Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

TAX REDEMPTION

     The Notes may be redeemed as a whole, at the option of the Company at any time prior to maturity, upon the giving of a notice of redemption as described below, if the Company determines that, as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the date of this prospectus supplement, the Company has or will become obligated to pay Additional Amounts (as defined below) with respect to such Notes for reasons outside its control and after taking reasonable measures to avoid such obligation. The Notes will be redeemed at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the date fixed for redemption. Prior to the giving of any notice of redemption pursuant to this paragraph, the Company will deliver to the Trustee
(i) a certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred and (ii) an opinion of independent counsel satisfactory to such Trustee to the effect that the Company has or will become obligated to pay Additional Amounts for the reasons described above; provided that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts if a payment in respect of the Note were then due.

     Notice of redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the applicable redemption price will be specified in the notice. Such notice will be given in accordance with "Notices" below.

PAYMENT OF ADDITIONAL AMOUNTS

     The Company will, subject to certain exceptions and limitations set forth below, pay such additional amounts ("Additional Amounts") to the beneficial owner of any Note who is a United States Alien as may be necessary in order that every net payment of principal of and interest on such Note and any other amounts payable on such Note, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in such Note to be then due and payable. The Company will not, however, be required to make any payment of Additional Amounts to any beneficial owner for or on account of:

          (a) any such tax, assessment or other governmental charge that would not have been so imposed but for the existence of any present or former connection between such beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of such beneficial owner, if such beneficial owner is an estate, a trust, a partnership or a corporation) and the United States and its possessions, including, without limitation, such beneficial owner (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein;

          (b) any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

          (c) any tax, assessment or other governmental charge imposed by reason of such beneficial owner's past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

          (d) any tax, assessment or other governmental charge that is payable otherwise than by withholding from payments on or in respect of any Note;

          (e) any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the beneficial owner of such Note, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge;

          (f) any tax, assessment or other governmental charge imposed by reason of such beneficial owner's past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock entitled to vote of the Company or as a controlled foreign corporation that is related directly or indirectly to the Company through stock ownership;

          (g) any withholding tax arising as a result of the Council of the European Union Directive 2003/48/EC; or

          (h) any combination of items (a), (b), (c), (d), (e), (f) or (g);

nor shall Additional Amounts be paid with respect to any payment on a Note to a United States Alien who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner held its interest in the Note directly.

     The term "United States Alien" means any person that is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership to the extent that one or more of its members is a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust.

                         UNITED STATES FEDERAL TAXATION

     The following summary describes the material United States federal income and certain estate tax consequences of ownership and disposition of the Notes. This summary provides general information only and is directed solely to original beneficial owners purchasing Notes at the "issue price," that is, the first price at which a substantial amount of Notes is sold to the public (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary deals only with Notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a beneficial owner in light of his particular circumstances or to beneficial owners subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, persons holding Notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction or persons who have ceased to be United States citizens or to be taxed as resident aliens. Persons considering the purchase of Notes should consult their own tax advisors with regard to the application of the United States federal income and estate tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

TAX CONSEQUENCES TO UNITED STATES PERSONS

     For purposes of the following discussion, "United States person" means a beneficial owner of a Note that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any State or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or
(iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Partnerships are subject to special tax rules and should contact their own tax advisors.

PAYMENTS OF INTEREST

     Interest on a Note will generally be taxable to a United States person as ordinary interest income at the time it is accrued or is received in accordance with the United States person's method of accounting for tax purposes.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

     Upon the sale, exchange or retirement of a Note, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the United States person's adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Note. Amounts attributable to accrued interest are treated as interest as described under "Payments of Interest" above. A United States person's adjusted tax basis in a Note generally will equal the cost of the Note to the United States person.

     In general, gain or loss realized on the sale, exchange or redemption of a Note will be capital gain or loss. Prospective investors should consult their own tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a Note, and to payments of proceeds of the sale or redemption of a Note, to certain non-corporate United States persons. The Company, its agent, a broker, or any paying agent, as the case may be, will be required to withhold from any payment a tax at a rate currently equal to 28 percent of such payment if the United States person fails to furnish or certify its correct taxpayer identification number to the payor in the manner required, fails to certify that such United States person is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a United States person may be credited against such United States person's United States federal income tax and may entitle such United States person to a refund, provided that the required information is furnished to the Internal Revenue Service.

TAX CONSEQUENCES TO NON-UNITED STATES PERSONS

     As used herein, the term "non-United States person" means a beneficial owner of a Note that is not a United States person.

INCOME AND WITHHOLDING TAX

     Subject to the discussion of backup withholding below:

          (a) payments of principal and interest on a Note that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest, (1)(i) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the beneficial owner is not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership, (iii) the beneficial owner of the Notes is not a bank whose receipt of interest is described in Section 881(c)(3)(A) of the Code; and
     (iv) either (A) the beneficial owner of the Note provides an IRS Form W-8 or W-8 BEN (or successor form) certifying to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds an interest in the Note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (2) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the Note or such owner's agent provides an IRS Form W-8 BEN (or successor form) claiming the exemption; or (3) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Note or such owner's agent provides an IRS Form W-8 ECI (or successor form) provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false. The Forms W-8 ECI and W-8 BEN must be periodically updated.

          (b) a non-United States person will not be subject to United States federal withholding tax on any gain realized on the sale, exchange or other disposition of a Note unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the beneficial owner is present in the United States for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met, or the non-United States person is subject to U.S. tax under provisions applicable to certain U.S. expatriates, and

          (c) a Note owned by an individual who at the time of death is not, for United States estate tax purposes, a citizen or resident of the United States generally will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power or all classes of stock of the Company entitled to vote and, at the time of such individual's death the income on the Note would not have been effectively connected with a United States trade or business of the individual.

     If a non-United States person owning a Note is engaged in a trade or business in the United States, and if interest on the Note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, such owner, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a United States person. In addition, if such owner is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, a Note will be included in the effectively connected earnings and profits of such owner if such interest or gain, as the case may be, is effectively connected with the conduct by such owner of a trade or business in the United States.

     Each owner of a Note should be aware that if it does not properly provide the required IRS form, or if the IRS form (or, if permissible, a copy of such form) is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the Note may be subject to United States withholding tax at a 30% rate, and the owner will not be entitled to any Additional Amounts from the Company described under the heading "Description of Notes -- Payment of Additional Amounts" with respect to such tax. Such tax, however, may in certain circumstances be allowed as a refund or as a credit against such owner's United States federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to foreign owners of the Notes. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of Notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under current Treasury Regulations, backup withholding (imposed at a rate currently equal to 28 percent) will not apply to payments made by the Company or a Paying Agent to an owner in respect of a Note if the certifications described above are received, provided in each case that the Company or the Paying Agent, as the case may be, does not have actual knowledge that the payee is a United States person.

     Backup withholding is not a separate tax, but is allowed as a refund or credit against the owner's United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

     Interest on a Note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

POSSIBLE EUROPEAN UNION REPORTING AND WITHHOLDING

     The Council of the European Union recently approved a directive regarding the taxation of savings income, Council Directive 2003/48/EC. Under this directive, if a paying agent for interest on a debt claim is resident in one member state of the European Union and an individual who is the beneficial owner of the interest is a resident of another member state, then the former member state will be required to provide information (including the identity of the recipient) to authorities of the latter member state. This requirement is subject to the right of several countries to opt instead to withhold tax on the interest during a transitional period.

     These provisions may become effective on January 1, 2005, but may instead be delayed. No assurance can be given as to whether, or on what date, the directive or any similar provision might become effective.

     The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon an owner's particular situation. Owners should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

                                  UNDERWRITING

     Under the terms and subject to the conditions set forth in the Underwriting Agreement, dated April 27, 2004 (the "Underwriting Agreement"), the underwriters named below (the "Underwriters") have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amount of the Notes set forth opposite their respective names below:

                                                    PRINCIPAL      PRINCIPAL
                                                    AMOUNT OF      AMOUNT OF
NAME                                               4 1/8% NOTES   4 7/8% NOTES
----                                               ------------   ------------
Credit Suisse First Boston LLC...................  $360,000,000   $200,000,000
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated........................   360,000,000    200,000,000
Citigroup Global Markets Inc. ...................    25,715,000     14,286,000
Deutsche Bank Securities Inc. ...................    25,715,000     14,286,000
Goldman, Sachs & Co. ............................    25,714,000     14,286,000
J.P. Morgan Securities Inc. .....................    25,714,000     14,286,000
Lehman Brothers Inc. ............................    25,714,000     14,286,000
Morgan Stanley & Co. Incorporated................    25,714,000     14,285,000
UBS Securities LLC...............................    25,714,000     14,285,000
                                                   ------------   ------------
          Total..................................  $900,000,000   $500,000,000
                                                   ============   ============

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all the Notes if any are taken.

     The Underwriters propose initially to offer part of the Notes to the public at the public offering prices set forth on the cover page hereof and in part to certain dealers at prices that represent a concession not in excess of .250% of the principal amount of the 4 1/8% Notes and .300% of the principal amount of the 4 7/8% Notes. Any Underwriter may allow, and such dealers may reallow, a concession not in excess of .125% of the principal amount of the 4 1/8% Notes and .150% of the principal amount of the 4 7/8% Notes to certain other dealers. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Underwriters.

     In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may over-allot in connection with this offering, creating short positions in the Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Notes, the Underwriters may bid for, and purchase, Notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an underwriter or dealer for distributing Notes in this offering, if the Underwriters repurchase previously distributed Notes in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     Certain of the Underwriters and their affiliates engage in transactions with, and perform services for, the Company in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with the Company.

     The Notes are offered for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers.

     Each of the Underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the Notes directly or indirectly, or distribute this prospectus supplement or the prospectuses or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Company except as set forth in the Underwriting Agreement.

     In particular, each Underwriter has represented and agreed that:

          (i) it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the Notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services and Markets Act 2000;

          (ii) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom;

          (iii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to the Company; and

          (iv) it will not offer or sell any Notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, "Japanese person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

     The Notes are a new issue of securities with no established trading market. The Underwriters have advised the Company the Underwriters intend to make a market in the Notes. The Underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     Expenses associated with this offering, to be paid by the Company, are estimated to be $225,000.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     Credit Suisse First Boston LLC will make securities available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Credit Suisse First Boston LLC and its customers and is not a party to any transactions. We do not believe that Market Axess Inc. will function as an underwriter or agent of the issuer, nor do we believe that Market Axess Inc. will act as a broker for any customer of Credit Suisse First Boston LLC. Market Axess Inc., a registered broker-dealer, will receive compensation from Credit Suisse First Boston LLC based on transactions the underwriter conducts through the system. Credit Suisse First Boston LLC will make securities available to its customers through the Internet distributions, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Notes are made. Any resale of the Notes in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

REPRESENTATIONS OF PURCHASERS

     By purchasing Notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

     - the purchaser is entitled under applicable provincial securities laws to purchase the Notes without the benefit of a prospectus qualified under those securities laws,

     - where required by law, that the purchaser is purchasing as principal and not as agent, and

     - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION -- ONTARIO PURCHASERS ONLY

     Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement and the prospectuses during the period of distribution will have a statutory right of action for damages, or while still the owner of the Notes, for rescission against us in the event that this prospectus supplement and the prospectuses contain a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the Notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the Notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the Notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

ENFORCEMENT OF LEGAL RIGHTS

     All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and about the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL OPINIONS

     The validity of the Notes offered hereby will be passed on for the Company by Stacey J. Mobley, Esq., Senior Vice President, Chief Administrative Officer and General Counsel of the Company, and for the Underwriters by Cravath, Swaine & Moore LLP. Mr. Mobley beneficially owned as of December 31, 2003, 42,169 shares of the Common Stock of the Company, plus 496,663 shares of which he has the right to acquire beneficial ownership within 60 days through the exercise of stock options awarded under the Company's Stock Option Plan. Cravath, Swaine & Moore LLP performs legal services for the Company from time to time.

                                 [DUPONT LOGO]
                            E. I. DU PONT DE NEMOURS
                                  AND COMPANY
                               1007 MARKET STREET
                           WILMINGTON, DELAWARE 19898
                                 (302) 774-1000

                                 $4,000,000,000

                                DEBT SECURITIES

                            ------------------------

     We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is September 24, 1999

                               TABLE OF CONTENTS

About This Prospectus.......................................    1
Where You Can Find More Information.........................    1
Forward Looking Information.................................    2
About DuPont................................................    3
Use Of Proceeds.............................................    3
Ratio Of Earnings To Fixed Charges..........................    4
Description of Debt Securities..............................    4
Plan of Distribution........................................   12
Legal Opinion...............................................   13
Experts.....................................................   13

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Using this process, we may offer the securities described in this prospectus in one or more offerings with a total initial offering price of up to $4,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a supplement to this prospectus. The prospectus supplement will describe the specific terms of that offering. The prospectus supplement may also add, update or change the information contained in this prospectus. Please carefully read this prospectus and the prospectus supplement, in addition to the information contained in the documents we refer you to under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, New York, New York 10048, and at 500 West Madison Street, Chicago, Illinois 60661. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the internet at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 or by visiting our web site at http://www.dupont.com.

     This prospectus is part of a registration statement we have filed with the SEC relating to the debt securities. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and the debt securities. The registration statement, exhibits and schedules are available at the SEC's Public Reference Room or through its web site.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the debt securities. The documents we incorporate by reference are:

     - our annual report on Form 10-K/A Amendment No. 1 for the year ended December 31, 1998;

     - our quarterly reports on Form 10-Q/A for the quarter ended March 31, 1999, and on Form 10-Q for the quarter ended June 30, 1999; and

     - our current report(s) on Form 8-K as filed with the SEC on January 27, 1999; February 1, 1999; February 4, 1999; March 1, 1999; March 10, 1999;
       March 12, 1999; March 15, 1999; March 15, 1999; April 16, 1999; April 27,
       1999; June 14, 1999; July 2, 1999; July 12, 1999; July 14, 1999; July 28,
       1999; August 2, 1999; August 9, 1999; August 11, 1999; August 16, 1999;
       September 1, 1999; and September 15, 1999.

     You may request a copy of these filings (other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

         DuPont
         1007 Market Street
         Wilmington, DE 19898
         Attention: Treasury
         Telephone: (302) 774-1000

     You should rely only on the information we have provided or incorporated by reference in this prospectus, any prospectus supplement or any incorporated document. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, any prospectus supplement, or any incorporated document is accurate as of any date other than the date on its cover.

                          FORWARD LOOKING INFORMATION

     This document contains forward-looking statements, which may be identified by the use of words like "plans," "expects," "will," "anticipates," "intends," "projects," "estimates" or other words of similar meaning. All statements that address expectations or projections about the future, including statements about our strategy for growth, product development, market position, expenditures, financial results and our efforts to remediate Year 2000 issues, are forward-looking statements.

     Forward-looking statements are based on certain assumptions and expectations of future events. We cannot guarantee that these assumptions and expectations are accurate or will be realized. The following are some of the important factors that could cause our actual results to differ materially from those projected in any such forward-looking statements:

     - We operate in approximately 65 countries worldwide and derive about half of our revenues from sales outside the United States. Changes in the laws or policies of other governmental and quasi-governmental entities that relate to our activities in the countries in which we operate could affect our business in those countries and our results of operations. In addition, economic factors, including inflation and fluctuations in interest rates and foreign currency exchange rates, and competitive factors, such as greater price competition or a decline in U.S. or European industry sales from slowing economic growth in those countries could affect our revenues, expenses and results.

     - Our growth objectives largely depend on our ability to renew our pipeline of new products and to bring those products to market. This ability may be adversely affected by difficulties or delays in product development such as the inability to:

        - identify viable new products;

        - successfully complete clinical trials of new pharmaceuticals;

        - obtain relevant regulatory approvals, which may include approval from the U.S. Food and Drug Administration;

        - obtain adequate intellectual property protection; or

        - gain market acceptance of the new products.

     - As part of our strategy for growth, we have made and may continue to make acquisitions, divestitures and alliances. There can be no assurance that these will be completed or beneficial to us.

     - We have undertaken and may continue to undertake productivity initiatives, including organizational restructurings, to improve performance and generate cost savings. There can be no assurance that these will be completed or beneficial to us. Also, there can be no assurance that any estimated cost savings from such activities will be realized.

     - Our periodic reports filed with the Securities and Exchange Commission on Forms 10-Q and 10-K explain our timetable and assessment of costs to become Year 2000-capable. Our failure or that of third parties with which we conduct business to become Year 2000-capable could adversely affect our financial condition, results of operation and liquidity.

     - Our facilities are subject to a broad array of environmental laws and regulations. The costs of complying with complex environmental laws and regulations, as well as internal voluntary programs, are significant and will continue to be so for the foreseeable future. Our accruals for such costs and liabilities may not be adequate. The estimates on which the accruals are based depend on a number of factors including:

        - the nature of the allegation;

        - the complexity of the site;

        - the nature of the remedy;

        - the outcome of discussions with regulatory agencies and other potentially responsible parties at multi-party sites; and

        - the number and financial viability of other potentially responsible parties.

     - Our results of operations could be affected by significant litigation adverse to us including product liability claims, patent infringement claims and antitrust claims.

This list of important factors does not include all factors, and may not be in order of importance.

                                  ABOUT DUPONT

     We were founded in 1802 and incorporated in Delaware in 1915. We have been in continuous operation for 196 years. Our principal offices are at 1007 Market Street in Wilmington, Delaware.

     We are a science company, delivering science-based solutions that make a difference in people's lives in food and nutrition; healthcare; apparel; home and construction; electronics; and transportation. We have a portfolio of 2,000 trademarks and brands, including such well-known consumer brands as Lycra(R), Teflon(R), Stainmaster(R), Kevlar(R), Nomex(R), Tyvek(R), Dacron(R), Cordura(R), Corian(R), SilverStone(R) and Mylar(R) We operate in 65 countries worldwide.

     Our strategic business units have been aggregated into eight reportable segments -- Agriculture & Nutrition, Nylon Enterprise, Performance Coatings & Polymers, Pharmaceuticals, Pigments & Chemicals, Polyester Enterprise, Specialty Fibers and Specialty Polymers.

     About 47% of our sales are derived outside the United States, based on location of the customer. We have about 92,000 employees.

                                USE OF PROCEEDS

     Unless we inform you otherwise in a prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include repayment and refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                         SIX MONTHS         YEAR ENDED DECEMBER 31,
                                                            ENDED       --------------------------------
                                                        JUNE 30, 1999   1998   1997   1996   1995   1994
                                                        -------------   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges....................       5.9        3.3    5.2    5.8    5.4    5.3
Pro Forma
Ratio of Earnings to Fixed Charges on a continuing
  operations basis excluding interest and debt expense
  allocated to or incurred by Conoco, Inc., which is
  reported as discontinued operations.................       8.3        4.5    7.8    9.1    8.4    7.6

                         DESCRIPTION OF DEBT SECURITIES

     We will issue the debt securities under one of two indentures:

     - an indenture dated as of June 1, 1992 between us and Bankers Trust Company, as trustee; or

     - an indenture dated as of June 1, 1992 between us and The Chase Manhattan Bank, formerly Chemical Bank, as trustee.

     Each indenture is incorporated into or filed as an exhibit to the registration statement, of which this prospectus is a part. The trustee will be designated in the prospectus supplement for each offering of debt securities. All references to the "trustee" mean the trustee identified in the prospectus supplement. The following summaries of certain provisions of the indentures are not complete. We encourage you to read the indentures.

GENERAL

     The indentures do not limit the amount of debt securities that we may issue. Each provides that debt securities may be issued up to the aggregate principal amount that we authorize from time to time. The debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness.

     The prospectus supplement relating to a series of debt securities will describe the terms of that series, including, where applicable:

     - the designation, aggregate principal amount, currency or currencies and denominations of the debt securities;

     - whether the debt securities may be convertible into or exchangeable for other securities;

     - the price or prices, expressed as a percentage of aggregate principal amount, at which the debt securities will be issued;

     - the date or dates on which the debt securities will mature;

     - the currency or currencies in which the debt securities are being sold and in which the principal of and any interest on the debt securities will be payable and whether the holder of the debt securities may elect the currency in which payments are to be made, and, if so, the manner of such election;

     - the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any;

     - the date from which interest on the debt securities will accrue, the dates on which interest will be payable and the date on which payment of interest will commence;

     - the dates on which and the price or prices at which the debt securities will, under any mandatory sinking fund provision, or may, under any optional redemption or required repayment provisions, be redeemed or repaid and the other terms and provisions of any mandatory sinking fund, optional redemption or required repayment;

     - whether the debt securities are to be issuable as registered securities, bearer securities or both and the terms upon which any bearer securities of a series may be exchanged for registered securities of that series;

     - whether the debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary or depositaries for the global security or securities;

     - any special provisions for the payment of additional amounts on the debt securities;

     - if a temporary global security is to be issued for a series, the requirements for certification of ownership by non-United States persons that will apply before (a) the issuance of a definitive bearer security or (b) the payment of interest on an interest payment date that occurs before the issuance of a definitive bearer security;

     - if a temporary global security is to be issued with respect to the series, the terms upon which interests in the temporary global security may be exchanged for interests in a definitive global security or for definitive debt securities of the series and the terms upon which interests in a definitive global security, if any, may be exchanged for definitive debt securities of the series;

     - any additional restrictive covenants included for the benefit of holders of the debt securities;

     - additional events of default provided with respect to the debt securities;

     - if the debt securities of the series are subject to defeasance at our option, the provisions, Federal income tax consequences and other considerations applicable thereto; and

     - the designated trustee for the debt securities. (Section 301)

     Debt securities of a series may be issuable in whole or in part in the form of one or more global securities, as described below under "Global Securities". Registered securities denominated in U.S. dollars will ordinarily be issued only in denominations of $1,000 or any integral multiple of $1,000. One or more global securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding debt securities of the series. The prospectus supplement relating to a series of debt securities denominated in a foreign or composite currency will specify the allowable denominations and any special U.S. Federal income tax and other considerations. No service charge will be made for any tender or exchange of debt securities but we may require payment of a sum sufficient to cover any tax or other governmental charge. (Sections 302 and 305)

     Debt securities may be presented for exchange, and registered securities that are not in global form may be presented for transfer, with the form of transfer endorsed thereon duly executed, at the office of any transfer agent or at the office of the security registrar, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. Transfers or exchanges will be effected once the transfer agent or the security registrar, as the case may be, is satisfied with the documents of title and identity of the person making the request. (Section 305)

     Debt securities may be issued under the indenture as original issue discount securities to be offered and sold at a substantial discount below their stated principal amount. "Original issue discount securities" means any debt securities that provide for an amount less than their principal amount to be due and payable upon a declaration of acceleration of maturity upon the occurrence and continuation of an event of default and any debt securities issued with original issue discount for U.S. Federal income tax purposes. (Section 101) A prospectus supplement will describe U.S. Federal income tax consequences and other special considerations applicable to any original issue discount securities.

GLOBAL SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Global securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor. (Sections 303 and 305)

     The specific terms of the depositary arrangement with respect to any debt securities of a series will be described in the prospectus supplement relating to that series. We anticipate that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of "participants" that have accounts with the depositary. The accounts to be credited shall be designated by the underwriters of debt securities, by certain of our agents or by us if we sell debt securities directly. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

     So long as the depositary or its nominee is the owner of a global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have debt securities of the series represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture governing the debt securities. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant and, if applicable, the indirect participant, through which such person owns its interest, to exercise any right of a holder under the indenture.

     Principal, premium, if any, and interest payments on debt securities registered in the name of or held by a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner or the holder of the global security representing those debt securities. Neither we, the trustee, any paying agent nor the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

     We expect that the depositary for debt securities of a series, upon receipt of any payment of principal, premium or interest in respect of a definitive global security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of those participants.

     If a depositary for debt securities of a series is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue debt securities of that series in definitive form in exchange for the global security or securities representing the debt securities of that series. In addition, we may at any time and in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue debt securities of that series in definitive form in exchange for the global security or securities representing those debt securities. An owner of a beneficial interest in a global security representing debt securities of a series may, on terms acceptable to us and the depositary for such global security, receive debt securities of that series in definitive form. In any of these instances, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debt securities of the series represented by that global security equal in principal amount to that beneficial interest and to have debt securities registered in its name if the debt securities of that series are issuable as registered securities. Debt securities of that series issued in definitive form will be issued only in authorized denominations.

PAYMENT AND PAYING AGENTS

     Payment of principal of and any premium on registered securities will be made in the designated currency against surrender of any registered securities at the corporate trust office of the trustee in New York City. Payment of any installment of interest on registered securities will ordinarily be made to the person in whose name the debt security is registered at the close of business on the regular record date for that interest payment. Payments of interest will be made at the corporate trust office of the trustee in New York City or by a check in the designated currency mailed to each holder at the holder's registered address. (Sections 307 and 1001)

     The paying agents outside the United States that we initially appoint for a series of debt securities will be named in the prospectus supplement. We may terminate the appointment of any of the paying agents from time to time, except that we will maintain at least one paying agent in New York City for payments on registered securities. So long as any series of debt securities is listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and it is a requirement of that stock exchange, we will maintain a paying agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for that series of debt securities. (Section 1002)

     All moneys that we pay to a paying agent for the payment of principal of or any premium, or interest on any debt security that remains unclaimed at the end of two years after it became due and payable will be repaid to us and the holder of that debt security will thereafter look only to us for payment. (Section
1003)

CERTAIN COVENANTS

     Liens. We covenant that, so long as any of the debt securities remain outstanding, we will not, nor will we permit any Restricted Subsidiary (as defined below, in "Definition of Certain Terms") to issue, assume, or guarantee any debt for money borrowed if that debt is secured by a mortgage on any Principal Property (as defined), or on any shares of stock or indebtedness of any Restricted Subsidiary (whether the Principal Property, shares of stock, or indebtedness are now owned or hereafter acquired) without in any such case effectively providing that the debt securities shall be secured equally and ratably with such debt. This restriction, however, shall not apply to:

     - mortgages on property, shares of stock, or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

     - mortgages on property existing at the time that it is acquired, or to secure debt incurred for the purpose of financing the purchase price of such property or improvements or construction on the property, which debt is incurred prior to, at the time of or within one year after such acquisition, completion of such construction, or the commencement of commercial operation of such property thereon;

     - mortgages securing debt owing by any Restricted Subsidiary to us or another Restricted Subsidiary;

     - mortgages on property of a corporation existing at the time that corporation is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to us or a Restricted Subsidiary;

     - mortgages on property of us or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof or in favor of any other country, or any political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages, including without limitation mortgages incurred in connection with pollution control, industrial revenue or similar financings;

     - mortgages existing at the date of the indenture;

     - mortgages on particular property, or any proceeds of the sale of that property, to secure all or any part of the cost of exploration, drilling, mining or development of that property, including construction of facilities for field processing of minerals, intended to obtain or materially increase the production and sale or other disposition of oil, gas, coal, uranium, copper or other minerals of that property, or any indebtedness created, issued, assumed or guaranteed to provide funds for any or all such purposes; or

     - any extension. renewal or replacement or successive extensions, renewals or replacements, in whole or in part, of any mortgage referred to in the clauses immediately above.

          Notwithstanding the above, we and one or more of our Restricted Subsidiaries may, without securing the debt securities, issue, assume, or guarantee secured debt which would otherwise be subject to the above restrictions, provided that the aggregate amount of that debt that would then be outstanding, with certain exceptions does not at any one time exceed 10% of the Consolidated Net Tangible Assets (as defined) of us and our consolidated subsidiaries. (Section 1004)

     For the purposes of this covenant, the following types of transactions shall not be deemed to create debt secured by a mortgage: the sale or other transfer of

     - oil, gas, coal, uranium, copper or other minerals in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals; or

     - any other interest in property of the character commonly referred to as a "production payment". (Section 1004)

     Sale and Leaseback Transactions. Sale and leaseback transactions by us or any Restricted Subsidiary of any Principal Property are prohibited unless (a) we or such Restricted Subsidiary would be entitled to issue, assume, or guarantee debt secured by the property involved at least equal in amount to the Attributable Debt (as defined) for that transaction without equally and ratably securing the debt securities or (b) an amount equal to the Attributable Debt for that transaction is applied to the retirement of our nonsubordinated debt or that of a Restricted Subsidiary, which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after its creation. (Section 1005)

     Consolidation or Merger. We will not consolidate or merge with or dispose of all or substantially all of our property to any corporation unless the surviving corporation, if other than us, shall assume our obligations under the indenture and under the debt securities. (Section 801) If on any consolidation or merger of us or any Restricted Subsidiary with or into any other corporation, or on any sale, conveyance, or lease of substantially all our or a Restricted Subsidiary's properties, any Principal Property or any shares of stock or indebtedness of any Restricted Subsidiary would then become subject to any mortgage, pledge, security interest, or other lien or encumbrance, we, prior to such event, will secure the debt securities by a direct lien on that Principal Property, shares of stock or indebtedness, prior to all liens other than any previously existing. (Section 802)

     Except for the limitations on secured debt and sale and leaseback transactions described above, the indenture and debt securities do not contain any covenants or other provisions designed to afford holders of the debt securities protection in the event of a highly leveraged transaction involving us.

DEFINITION OF CERTAIN TERMS

     "Subsidiary" is defined to mean any corporation which is consolidated in our accounts and any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of that corporation shall at the time be owned or controlled by us or by us and one or more Subsidiaries or by one or more Subsidiaries. (Section 101)

     "Restricted Subsidiary" is defined to mean any wholly-owned subsidiary

     - substantially all the property of which is located within the continental United States of America,

     - which owns a Principal Property, and

     - in which our investment exceeds 1% of our consolidated assets as of the end of the preceding year.

The term "Restricted Subsidiary" does not include any wholly-owned subsidiary which is principally engaged in leasing or in financing installment receivables or which is principally engaged in financing our operations outside the continental United States. (Section 101)

     "Principal Property" is defined as any manufacturing plant or facility or any mineral producing property or any research facility located within the continental United States owned by us or any Restricted Subsidiary, unless, in the opinion of our Board or Directors, such plant facility, property or research facility is not of material importance to the total business conducted by us and our Restricted Subsidiaries. (Section 101)

     "Attributable Debt" is defined as the present value, discounted as provided in the indenture, of the obligation of a lessee for rental payments during the remaining term of any lease. (Section 1005)

     "Consolidated Net Tangible Assets" means the total amount of assets less applicable reserves and other properly deductible items after deducting (a) all current liabilities excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (b) all goodwill, trade names, trademarks, patents, purchased technology, unamortized debt discount and other like intangible assets, all as set forth on our most recent quarterly balance sheet and computed in accordance with generally accepted accounting principles. (Section 101)

MODIFICATION OF THE INDENTURE

     The indenture permits us and the trustee, with the consent of the holders of not less than a majority in principal amount of the debt securities at the time outstanding and affected, to execute a supplemental indenture modifying the indenture or the rights of the holders of debt securities and any related coupons. No modification shall, without the consent of the holder of each debt security affected thereby,

     - change the maturity of any debt security or coupon, or reduce its principal amount, or reduce the rate or change the time of payment of interest, or change any place of payment or change the coin or currency in which a debt security or coupon is payable or impair the right of any holder to institute suit for the enforcement of payment in accordance with the foregoing, or

     - reduce the percentage of debt securities, the consent of the holders of which is required for any modification. (Section 902)

     The indenture contains provisions for convening meetings of the holders of debt securities of a series. (Section 1401) A meeting may be called at any time by the trustee or upon our request or the request of holders of at least 10% in principal amount of the outstanding debt securities of the series, upon notice given in accordance with the indenture. (Section
1402) Except as limited in the preceding paragraph, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of not less than a majority in principal amount of the outstanding debt securities of that series. Except as limited in the preceding paragraph, any resolution with respect to any demand, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority in principal amount of outstanding debt securities of a series, may be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. (Section 1403)

     Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing not less than a majority in principal amount of the outstanding debt securities of a series. (Section 1403)

EVENTS OF DEFAULT

     The indenture defines an event of default with respect to any series of debt securities as any one of the following events and any other event that is established for the debt securities of a particular series:

     - default for 30 days in any payment of interest on the series;

     - default in any payment of principal and premium, if any, on the series;

     - default in the payment of any sinking fund installment;

     - default for 60 days after appropriate notice in performance of any other covenant in the indenture; or

     - certain events involving bankruptcy, insolvency or reorganization.

No event of default with respect to a particular series of debt securities issued under the indenture necessarily constitutes an event of default with respect to any other series of debt securities. (Section 501).

     We are required to file with the trustee annually an officer's certificate indicating whether we are in default under the indenture. (Section 1008)

     The indenture provides that if an event of default shall occur and be continuing with respect to any series of debt securities, either the trustee or the holders of 25% in principal amount of the debt securities of the series (in the case of defaults under the final two clauses listed above, the holders of 25% in principal amount of all the debt securities) then outstanding may declare the principal, or in the case of original issue discount securities, that portion of the principal amount as may be specified, of the debt securities of the series or of all the debt securities, as the case may be to be due and payable. (Section 502) In certain cases, the holders of a majority in principal amount of the outstanding debt securities of any series or in the case of defaults under the final two clauses listed above, the holders of a majority in principal amount of all the debt securities may on behalf of the holders of all the debt securities of any such series or of all the debt securities, as the case may be waive any past default or event of default except a default not previously cured in payment of the principal of or premium, if any, or interest on any of the debt securities of such series or of all the debt securities. (Sections 502 and 513)

     The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of the debt securities of any series before exercising any right or power under the indenture at the request of the holders. (Section 603) The indenture provides that no holder of any debt securities of any series may institute any proceeding, judicial or otherwise, to enforce the indenture except, among other things, where the trustee has, for 60 days after it is given notice of default, failed to act, and where there has been both a request to enforce the indenture by the holders of not less than 25% in aggregate principal amount of the then outstanding debt securities of that series and an offer of reasonable indemnity to the trustee. (Section 507) This provision will not prevent any holder of debt securities from enforcing payment of the principal thereof and premium, if any, and interest thereon at their due dates. (Section
508) The holders of a majority in aggregate principal amount of the debt securities of any series then outstanding may direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on it for the debt securities of that series. However, the trustee may refuse to follow any direction that conflicts with law or the indenture or which would be unjustly prejudicial to the other holders. (Section 512)

     The indenture provides that the trustee will, within 90 days after the occurrence of a default on any series of debt securities known to it, give to the holders of that series notice of the default if not cured or waived. Except in the case of a default in the payment of principal of, any premium, or interest on, any debt securities, the trustee shall be protected in withholding such notice if it determines in good faith that doing so is in the holders' interests. (Section 602)

DISCHARGE AND DEFEASANCE

     The indenture provides that we may specify that, for debt securities of a certain series, we will be discharged from any and all obligations regarding those debt securities if we irrevocably deposit with the trustee, in trust, money and/or U.S. Government Obligations which through the payment of interest and principal will provide enough money to pay any installment of principal, any premium, and, any interest, on and any mandatory sinking fund payments of such debt securities on their stated maturity in accordance with the terms of the indenture and the debt securities. A trust may only be established if it would not cause the debt securities of a series listed on any nationally recognized securities exchange to be de-listed. Establishment of a trust may be conditioned on our delivery to the trustee of an opinion of counsel, who may be our counsel, to the effect that, based upon applicable U.S. Federal income tax law or a ruling published by the United States Internal Revenue Service, a defeasance and discharge will not be deemed, or result in, a taxable event to holders of the debt securities. (Section 1301) Defeasance, however, will not end our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and, if so specified for debt securities of a certain series, to pay the principal of and premium, if any, and interest, if any, on those debt securities.

TRUSTEE'S RELATIONSHIP WITH ISSUER

     The Chase Manhattan Bank acts as depositary for funds of, makes loans to, and performs other services for us in the normal course of business. It also acts as trustee for our Medium-Term Notes Series C, Euro Medium-Term Notes Series C, Medium-Term Notes Series D, Euro Medium-Term Notes Series D, Medium-Term Notes Series E, Euro Medium-Term Notes Series E, Medium-Term Notes Series G, 9.15% Notes Due 2000, 8.50% Notes Due February 15, 2003, 8.125% Notes Due March 15, 2004, 8.25% Notes Due September 15, 2006, and 8 1/4% Debentures Due 2022.

     Bankers Trust Company acts as depositary for funds of, makes loans to, and performs other services for us in the normal course of business. It also acts as trustee for our Medium-Term Notes Series F, 6 3/4% Notes Due 2002, 7.95% Debentures Due 2023, and 7 1/2% Debenture Due 2033, 6 1/2% Notes Due 2002,
6 3/4% Notes Due 2007 and 6.50% Debentures Due 2028. It also acts as fiscal agent for our 8% Notes Due 2002 and 5.875% Notes Due 2009.

                              PLAN OF DISTRIBUTION

     We may sell the debt securities in and outside the United States (a) through underwriters or dealers, (b) directly to purchasers or (c) through agents. The prospectus supplement will include the following information:

     - the terms of the offering

     - the names of any underwriters or agents

     - the purchase price from us of the securities

     - the net proceeds to us from the sale of the securities

     - any delayed delivery arrangements

     - any underwriting discounts and other items constituting underwriters' compensation

     - any initial public offering price

     - any discounts or concessions allowed or reallowed or paid to dealers

     If we use underwriters in the sale, the underwriters will acquire the debt securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

     During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if those offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

     If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

     We may sell the securities directly. In that case, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

     We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

     If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

     We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

                                 LEGAL OPINION

     Howard J. Rudge, our General Counsel, or another of our lawyers, will issue an opinion about the legality of the offered securities for us. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                    EXPERTS

     The consolidated financial statements of DuPont incorporated in this prospectus by reference to the Annual Report on Form 10-K/A Amendment No. 1 for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 [DUPONT LOGO]

                            E. I. DU PONT DE NEMOURS
                                  AND COMPANY
                                DEBT SECURITIES
                            ------------------------
     E. I. du Pont de Nemours and Company (the "Company" or "DuPont") may sell from time to time debt securities (the "Debt Securities") on terms to be determined at the time of sale, from which the Company will receive up to an aggregate of $3,442,560,000 in proceeds or, if the principal of the Debt Securities is payable in a foreign or composite currency, the equivalent thereof at the time of offering. The specific designation, aggregate principal amount, designated currency or composite currency, authorized denominations, purchase price, maturity, rate (which may be fixed or variable) and time of payment of any interest, any redemption terms, terms for sinking fund payments, and other specific terms in connection with the offering and sale of Debt Securities, and any listing on a securities exchange of the Debt Securities in respect of which this Prospectus is being delivered ("Offered Debt Securities") are set forth in the accompanying prospectus supplement ("Prospectus Supplement"), together with the terms of offering of the Offered Debt Securities.

     The Debt Securities will be sold through agents designated from time to time, through underwriters or dealers or directly by the Company. If any agents of the Company or any underwriters are involved in the sale of the Offered Debt Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts are set forth in the Prospectus Supplement. The net proceeds to the Company from such sale are also set forth in the Prospectus Supplement.

     Debt Securities of a series may be issuable in registered form without coupons ("Registered Securities"), in bearer form with coupons attached ("Bearer Securities") or in the form of one or more global securities (each a "Global Security"). Bearer Securities will be offered only outside the United States and its possessions to non-United States persons and to offices located outside the United States and its possessions of certain United States financial institutions and other exempt persons.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
        STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
     This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

                  The date of this Prospectus is May 25, 1994

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT, UNDERWRITER OR DEALER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by the Company with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange Inc., 20 Broad Street, New York, New York 10005, on which certain of the Company's securities are listed. This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto, which the Company has filed with the Commission under the Securities Act of 1933 and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below heretofore filed with the Securities and Exchange Commission are incorporated herein by reference.

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1993.

          (b) The Company's Current Report on Form 8-K, filed on April 25, 1994.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or contained in the accompanying Prospectus Supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Any documents incorporated by reference do not form part of the listing particulars of the Council of The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited.

     THE COMPANY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THIS PROSPECTUS INCORPORATES). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO CAPITAL MARKETS, DUPONT FINANCE, E. I. DU PONT DE NEMOURS AND COMPANY, 1007 MARKET STREET, WILMINGTON, DELAWARE 19898 (TELEPHONE: 302-774-1000).

                                  THE COMPANY

     E. I. du Pont de Nemours and Company (the "Company") was founded in 1802 and was incorporated in Delaware in 1915. Its principal executive offices are at 1007 Market Street, Wilmington, Delaware 19898 (telephone: (302) 774-1000).

     The Company has five principal business segments -- Chemicals, Fibers, Polymers, Petroleum and Diversified Businesses. Manufacturing and selling activities of businesses in the Chemicals, Fibers, Polymers and Diversified Businesses segments are conducted principally through various operating units. The Petroleum segment businesses are conducted principally through Conoco Inc. Other subsidiaries and affiliates also conduct exploration, production, manufacturing or selling activities, and some are distributors of products manufactured by the Company.

     The Company has approximately 85 businesses that manufacture and sell a wide range of products to many different markets, including the energy, transportation, textile, construction, automotive, electronics, printing, health care, packaging and agricultural markets. The Company and its subsidiaries have operations in about 70 nations worldwide and, as a result, about 45% of consolidated revenues are derived from sales outside the United States, based on the location of the corporate unit making the sale.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                       THREE MONTHS ENDED
                                         MARCH 31, 1994
                                       ------------------
Ratio of Earnings to Fixed                    6.2
  Charges...........................

                                               YEAR ENDED DECEMBER 31,
                                      -----------------------------------------
                                      1993     1992     1991     1990     1989
                                      ----     ----     ----     ----     ----
Ratio of Earnings to Fixed             2.0      2.7      3.5      4.7      6.0
  Charges...........................

                                USE OF PROCEEDS

     Except as may otherwise be disclosed in the Prospectus Supplement, the net proceeds to the Company from the sale of the Debt Securities offered hereby will be used for general corporate purposes.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities in any of four ways: (i) through underwriters or dealers; (ii) directly to one or more purchasers, (iii) to both investors and dealers through a specific bidding or auction process or otherwise; or (iv) through agents. The Prospectus Supplement with respect to the Offered Debt Securities sets forth the terms of the offering of the Offered Debt Securities, including the name or names of any underwriters, the purchase price of the Offered Debt Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Offered Debt Securities may be listed. If a bidding or auction process is utilized, it is described in the Prospectus Supplement.

     If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by any underwriters. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Offered Debt Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Offered Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for the solicitation of such contracts.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     Each underwriter, dealer and agent participating in the distribution of any Offered Debt Securities which are issuable in bearer form will agree that it will not offer, sell or deliver Offered Debt Securities in bearer form within the United States or to, or for the account or benefit of, United States persons (other than qualifying financial institutions) (i) until 40 days after the settlement date or (ii) at any time if the obligation is held as part of an unsold allotment or subscription (the "Restricted Period").

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued either under an Indenture dated as of June 1, 1992 between the Company and Bankers Trust Company, as Trustee (the "BT Indenture") or under an Indenture dated as of June 1, 1992 between the Company and Chemical Bank, as Trustee (the "Chemical Indenture", and collectively with the BT Indenture, the "Indenture"), each of which is incorporated or filed as an exhibit to the Registration Statement, of which this Prospectus is a part, filed by the Company with the Securities and Exchange Commission. The Trustee will be designated in the Prospectus Supplement for each series of Debt Securities, and all references herein to the "Trustee" shall be deemed to mean the Trustee so identified in such Prospectus Supplement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definition therein of certain terms.

GENERAL

     The Indenture does not limit the amount of Debt Securities which can be issued thereunder and provides that Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. The Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

     Reference is hereby made to the Prospectus Supplement relating to the Offered Debt Securities for the terms of such Debt Securities, including, where applicable: (i) the designation, aggregate principal amount, currency or currencies and denominations of such Debt Securities; (ii) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which such Debt Securities will be issued; (iii) the date or dates on which such Debt Securities will mature; (iv) the currency or currencies in which such Debt Securities are being sold and in which the principal of and any interest on such Debt Securities will be payable and whether the holder of any such Debt Securities may elect the currency in which payments thereon are to be made, and, if so, the manner of such election; (v) the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest, if any;
(vi) the date from which such interest on such Debt Securities will accrue, the dates on which such interest will be payable and the date on which payment of such interest will commence; (vii) the dates on which and the price or prices at which such Debt Securities will, pursuant to any mandatory sinking fund provision, or may, pursuant to any optional redemption or required repayment provisions, be redeemed or repaid and the other terms and provisions of any such mandatory sinking fund, optional redemption or required repayment; (viii) whether such Debt Securities are to be issuable as Registered Securities, Bearer Securities or both and the terms upon which any Bearer Securities of such series may be exchanged for Registered Securities of such series; (ix) whether such Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary or Depositaries for such Global Security or Securities; (x) any special provisions for the payment of additional amounts with respect to such Debt Securities; (xi) if a temporary Global Security is to be issued with respect to such series, the requirements for certification of ownership by non-United States persons that will apply prior to (a) the issuance of a definitive Bearer Security or (b) the payment of interest on an Interest Payment Date that occurs before the issuance of a definitive Bearer Security;
(xii) if a temporary Global Security is to be issued with respect to such series, the terms upon which interests in such temporary Global Security may be exchanged for interests in a definitive Global Security or for definitive Debt Securities of the series and the terms upon which interests in a definitive Global Security, if any, may be exchanged for definitive Debt Securities of the series; (xiii) any additional restrictive covenants included for the benefit of holders of such Debt Securities; (xiv) additional Events of Default provided with respect to such Debt Securities; (xv) if the Debt Securities of such series are subject to defeasance at the option of the Company, the provisions, Federal income tax consequences and other considerations applicable thereto; and (xvi) the designated Trustee for such Debt Securities. (Section 301)

     The Debt Securities may be issuable as Registered Securities, Bearer Securities or both. Debt Securities of a series may be issuable in whole or in part in the form of one or more Global Securities, as described below under "Global Securities". Unless the Prospectus Supplement relating thereto specifies otherwise, Registered Securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof and Bearer Securities denominated in U.S. dollars will be issued only in the denominations of $1,000, $10,000, and $100,000. See, however, "Limitations on Issuance of Bearer Securities" below. One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. The Prospectus Supplement relating to a series of Debt Securities denominated in a foreign or composite currency will specify the denomination thereof and any special U.S. Federal income tax and other considerations relating thereto. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 302 and 305)

     At the option of the Holder upon request confirmed in writing, and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below) of any series will be exchangeable into an equal aggregate principal amount of Registered Securities (if the Debt Securities of such series are issuable as Registered Securities) or Bearer Securities of the same series (with the same interest rate and maturity date), but no Bearer Security will be delivered in or to the United States, and Registered Securities of any series (other than a Global Security, except as set forth below) will be exchangeable into an equal aggregate principal amount of Registered Securities of the same series (with the same interest rate and maturity date) of different authorized denominations. If a Holder surrenders Bearer Securities in exchange for Registered Securities between a Regular Record Date or, in certain circumstances, a Special Record Date, and the relevant interest payment date, such Holder will not be required to surrender the coupon relating to such interest payment date. Registered Securities may not be exchanged for Bearer Securities. (Section 305)

     Debt Securities may be presented for exchange, and Registered Securities (other than a Global Security) may be presented for transfer (with the form of transfer endorsed thereon duly executed), at the office of any transfer agent or at the office of the Security Registrar, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the transfer agent or the Security Registrar, as the case may be, being satisfied with the documents of title and identity of the person making the request. (Section 305) Bearer Securities will be transferable by delivery.

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Securities" means any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation thereof and any Debt Securities issued with original issue discount for U.S. Federal income tax purposes. (Section 101)

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. (Sections 303 and 305)

     The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series if other than or in addition to the description below. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by the underwriters of such Debt Securities, by certain agents of the Company or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant and, if applicable, the indirect participant, through which such person owns its interest, to exercise any rights of a holder under the Indenture.

     Subject to the restrictions discussed under "Limitations on Issuance of Bearer Securities" below, principal, premium, if any, and interest payments on Debt Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Debt Securities. None of the Company, the Trustee for such Debt Securities, any paying agent or the Security Registrar for such Debt

Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for Debt Securities of a series, upon receipt of any payment of principal, premium or interest in respect of a definitive Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary Global Security of payments in respect of such temporary Global Security will be subject to the restrictions discussed under "Limitations on Issuance of Bearer Securities" below.

     If a Depositary for Debt Securities of a series is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing the Debt Securities of such series. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such Debt Securities. Further, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company and the Depositary for such Global Security, receive Debt Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as Registered Securities). Debt Securities of such series so issued in definitive form will be issued (a) as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof if the Debt Securities of such series are issuable as Registered Securities, (b) as Bearer Securities in the denomination, unless otherwise specified by the Company, of $1,000, $10,000 or $100,000 if the Debt Securities of such series are issuable as Bearer Securities or (c) as either Registered or Bearer Securities, if the Debt Securities of such series are issuable in either form. (Section 305) See, however, "Limitations on Issuance of Bearer Securities" below for a description of certain restrictions on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global Security.

PAYMENT AND PAYING AGENTS

     Payment of principal of and premium, if any, and interest on Bearer Securities will be payable in the currency designated in the Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Company may appoint from time to time. Any such payment may be made, at the option of a Holder, by a check in the designated currency or by transfer to an account in the designated currency maintained by the payee with a bank located outside the United States. No payment with respect to any Bearer Security will be made at the Corporate Trust Office of the Trustee or any other paying agency maintained by the Company in the United States nor will any such payment be made by transfer to an account, or by mail to an address, in the United States. Notwithstanding the foregoing, payments of principal of and premium, if any, and interest on Bearer Securities will be made in U.S. dollars at the Corporate Trust Office of the Trustee in The City of New York if payment of the full amount thereof at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

     Payment of principal of and premium, if any, on Registered Securities will be made in the designated currency against surrender of such Registered Securities at the Corporate Trust Office of the Trustee in The City of New York. Unless otherwise indicated in the Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest. Unless otherwise indicated in the Prospectus Supplement, payments of such interest will be made at the Corporate Trust Office of the Trustee in The City of New York, or by a check in the designated currency mailed to each Holder at such Holder's registered address. (Sections 307 and 1001)

     The paying agents outside the United States initially appointed by the Company for a series of Debt Securities will be named in the Prospectus Supplement. The Company may terminate the appointment of any of the paying agents from time to time, except that the Company will maintain at least one paying agent in The City of New York for payments with respect to Registered Securities and at least one paying agent in a city outside the United States so long as any Bearer Securities are outstanding where Bearer Securities may be presented for payment and may be surrendered for exchange, provided that so long as any series of Debt Securities is listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a paying agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for such series of Debt Securities. (Section 1002)

     All moneys paid by the Company to a paying agent for the payment of principal of or premium, if any, or interest on any Debt Security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the Holder of such Debt Security or any coupon appertaining thereto will thereafter look only to the Company for payment thereof. (Section 1003)

CERTAIN COVENANTS OF THE COMPANY

     The Company covenants that, so long as any of the Debt Securities remains outstanding, it will not, nor will it permit any Restricted Subsidiary (as defined, see "Definition of Certain Terms" below) to issue, assume, or guarantee any debt for money borrowed (herein referred to as "Debt") if such Debt is secured by a mortgage on any Principal Property (as defined), or on any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock, or indebtedness are now owned or hereafter acquired) without in any such case effectively providing that the Debt Securities shall be secured equally and ratably with such Debt. This restriction, however, shall not apply to: (i) mortgages on property, shares of stock, or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary; (ii) mortgages on property existing at the time that it is acquired, or to secure Debt incurred for the purpose of financing the purchase price of such property or improvements or construction on the property, which Debt is incurred prior to, at the time of or within one year after such acquisition, completion of such construction, or the commencement of commercial operation of such property thereon; (iii) mortgages securing Debt owing by any Restricted Subsidiary to the Company or another Restricted Subsidiary; (iv) mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; (v) mortgages on property of the Company or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof or in favor of any other country, or any political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages (including without limitation mortgages incurred in connection with pollution control, industrial revenue or similar financings); (vi) mortgages existing at the date of the Indenture; (vii) mortgages on particular property (or any proceeds of the sale thereof) to secure all or any part of the cost of exploration, drilling, mining or development thereof (including construction of facilities for field processing of minerals) intended to obtain or materially increase the production and sale or other disposition of oil, gas, coal, uranium, copper or other minerals therefrom, or any indebtedness created, issued, assumed or guaranteed to provide funds for any or all such purposes; or (viii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (i) through (vii) inclusive. Notwithstanding the above, the Company and one or more Restricted Subsidiaries may, without securing the Debt Securities, issue, assume, or guarantee secured Debt which would otherwise be subject to the above restrictions, provided that the aggregate amount of such Debt which would then be outstanding (not including secured Debt permitted under the foregoing exceptions) and the aggregate Attributable Debt (as defined) of sale and leaseback transactions subject to the restrictions described in the second following paragraph and in existence at such time (not including any sale and leaseback transaction as to which the Company has complied with clause (b) of such paragraph) does not at any one time exceed 10% of the Consolidated Net Tangible Assets (as defined) of the Company and its consolidated Subsidiaries. (Section 1004)

     For the purposes of the foregoing covenant, the following types of transactions shall not be deemed to create Debt secured by a mortgage: the sale or other transfer of (i) oil, gas, coal, uranium, copper or other minerals in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals or (ii) any other interest in property of the character commonly referred to as a "production payment". (Section 1004)

     Sale and leaseback transactions by the Company or any Restricted Subsidiary of any Principal Property are prohibited unless (a) the Company or such Restricted Subsidiary would be entitled (pursuant to the provisions of the second preceding paragraph) to issue, assume, or guarantee Debt secured by the property involved at least equal in amount to the Attributable Debt (as defined) in respect of such transaction without equally and ratably securing the Debt Securities or (b) an amount equal to such Attributable Debt is applied to the retirement of nonsubordinated Debt of the Company or a Restricted Subsidiary which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the creation of such Debt. (Section 1005)

     The Company will not consolidate or merge with or dispose of all or substantially all of its property to any corporation unless the surviving corporation (if other than the Company) shall assume the obligations of the Company under the Indenture and under the Debt Securities. (Section 801) If on any consolidation or merger of the Company or any Restricted Subsidiary with or into any other corporation, or on any sale, conveyance, or lease of substantially all its properties, any Principal Property or any shares of stock or indebtedness of any Restricted Subsidiary would then become subject to any mortgage, pledge, security interest, or other lien or encumbrance, the Company, prior to such event, will secure the Debt Securities by a direct lien on such Principal Property, shares of stock or indebtedness, prior to all liens other than any previously existing. (Section 802)

     Except for the limitations on secured debt and sale and leaseback transactions described above, the Indenture and Debt Securities do not contain any covenants or other provisions designed to afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

DEFINITION OF CERTAIN TERMS

     "Subsidiary" is defined to mean any corporation which is consolidated in the Company's accounts and any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of said corporation shall at the time be owned or controlled by the Company or by the Company and one or more Subsidiaries or by one or more Subsidiaries. (Section 101)

     "Restricted Subsidiary" is defined to mean any wholly-owned Subsidiary (i) substantially all the property of which is located within the continental United States of America, (ii) which owns a Principal Property, and (iii) in which the Company's investment exceeds 1% of the consolidated assets of the Company as of the end of the last preceding year; provided, however, that the term "Restricted Subsidiary" does not include any wholly-owned Subsidiary which is principally engaged in leasing or in financing installment receivables or which is principally engaged in financing the Company's operations outside the continental United States. (Section 101)

     "Principal Property" is defined as any manufacturing plant or facility or any mineral producing property or any research facility located within the continental United States of America owned by the Company or any Restricted Subsidiary, unless, in the opinion of the Board of Directors, such plant, facility, property or research facility is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries. (Section 101)

     "Attributable Debt" is defined as the present value (discounted as provided in the Indenture) of the obligation of a lessee for rental payments during the remaining term of any lease. (Section 1005)

     "Consolidated Net Tangible Assets" means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), and (b) all goodwill, trade names, trademarks, patents, purchased technology, unamortized debt discount and other like intangible assets, all as set forth on the most recent quarterly balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles. (Section 101)

MODIFICATION OF THE INDENTURE

     The Indenture permits the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Debt Securities at the time outstanding thereunder and affected thereby, to execute a supplemental indenture modifying the Indenture or the rights of the holders of such Debt Securities and any related coupons, provided that no such modification shall, without the consent of the holder of each Debt Security affected thereby,
(i) change the maturity of any Debt Security or coupon, or reduce the principal amount thereof, or reduce the rate or change the time of payment of interest thereon, or change any Place of Payment or change the coin or currency in which a Debt Security or coupon is payable or impair the right of any holder to institute suit for the enforcement of payment in accordance with the foregoing, or (ii) reduce the aforesaid percentage of Debt Securities, the consent of the holders of which is required for any such modification. (Section 902)

     The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series. (Section 1401) A meeting may be called at any time by the Trustee or upon the request of the Company or the Holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given in accordance with the Indenture. (Section 1402) Except as limited by the proviso in the preceding paragraph, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of not less than a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as limited by the proviso in the preceding paragraph, any resolution with respect to any demand, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority in principal amount of outstanding Debt Securities of a series, may be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. (Section 1403)

     Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing not less than a majority in principal amount of the outstanding Debt Securities of a series. (Section 1403)

EVENTS OF DEFAULT

     The Indenture defines an Event of Default with respect to any series of Debt Securities as being any one of the following events and such other event as may be established for the Debt Securities of a particular series: (a) default for 30 days in any payment of interest on such series; (b) default in any payment of principal, and premium, if any, on such series; (c) default in the payment of any sinking fund installment; (d) default for 60 days after appropriate notice in performance of any other covenant in the Indenture; or (e) certain events involving bankruptcy, insolvency or reorganization. No Event of Default with respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder. (Section 501) The Company is required to file with the Trustee annually an Officer's Certificate indicating whether the Company is in default under the Indenture. (Section 1008)

     The Indenture provides that if an Event of Default specified therein shall occur and be continuing with respect to any series of Debt Securities, either the Trustee or the Holders of 25% in principal amount of the Debt Securities of such series (in the case of defaults under clauses (d) and (e), the Holders of 25% in principal amount of all the Debt Securities) then outstanding may declare the principal (or in the case of Original Issue Discount Securities, such portion of the principal amount thereof as may be specified in the terms thereof) of the Debt Securities of such series (or of all the Debt Securities, as the case may be) to be due and payable. (Section 502) In certain cases, the Holders of a majority in principal amount of the outstanding Debt Securities of any series (or in the case of defaults under clauses (d) and (e), the Holders of a majority in principal amount of all the Debt Securities) may on behalf of the Holders of all the Debt Securities of any such series (or of all the Debt Securities, as the case may be) and any related coupons waive any past default or event of default except a default not theretofore cured in payment of the principal of or premium, if any, or interest on any of the Debt Securities of such series (or of all the Debt Securities, as the case may be) and any related coupons. (Sections 502 and 513)

     The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the Holders of the Debt Securities of any series or any related coupons before proceeding to exercise any right or power under the Indenture with respect to such series at the request of such Holders. (Section
603) The Indenture provides that no Holder of any Debt Securities of any series or any related coupons may institute any proceeding, judicial or otherwise, to enforce such Indenture except, among other things, where the Trustee has, for 60 days after it is given notice of default, failed to act, and where there has been both a request to enforce such Indenture by the Holders of not less than 25% in aggregate principal amount of the then outstanding Debt Securities of such series and an offer of reasonable indemnity to the Trustee. (Section 507) This provision will not prevent any Holder of Debt Securities or any related coupons from enforcing payment of the principal thereof and premium, if any, and interest thereon at the respective due dates thereof. (Section 508) The Holders of a majority in aggregate principal amount of the Debt Securities of any series then outstanding may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on it with respect to the Debt Securities of such series. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or which would be unjustly prejudicial to Holders not joining therein. (Section 512)

     The Indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to any series of Debt Securities known to it, give to the Holders of Debt Securities of such series notice of such default if not cured or waived, but, except in the case of a default in the payment of principal of (or premium, if any), or interest on, any Debt Securities, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interests of the Holders of such Debt Securities. (Section 602)

DISCHARGE AND DEFEASANCE

     The Indenture provides that the Company may specify that, with respect to the Debt Securities of a certain series, it will be discharged from any and all obligations in respect of such Debt Securities (except for certain obligations to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and hold monies for payment in trust and, if so specified with respect to the Debt Securities of a certain series, to pay the principal of (and premium, if any) and interest, if any, on such specified Debt Securities) upon the irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest, if any, on and any mandatory sinking fund payments in respect of such Debt Securities on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. If so specified with respect to the Debt Securities of a series, such a trust may only be established if establishment of the trust would not cause the Debt Securities of any such series listed on any nationally recognized securities exchange to be de-listed as a result thereof. Also, if so specified with respect to a series of Debt Securities, such establishment of such a trust may be conditioned on the delivery by the Company to the Trustee of an Opinion of Counsel (who may be counsel to the Company) to the effect that, based upon applicable U.S. Federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to Holders of such Debt Securities. The designation of such provisions, U.S. Federal income tax consequences and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto. (Section 1301)

TRUSTEE'S RELATIONSHIP WITH ISSUER

     Chemical Bank will act as Trustee for Debt Securities issued under the Chemical Indenture. Chemical Bank acts as depositary for funds of, makes loans to, and performs other services for the Company in the normal course of business. It also acts as trustee for the Company's Medium-Term Notes Series C, Euro Medium-Term Notes Series C, Medium-Term Notes Series D, Euro Medium-Term Notes Series D, Medium-Term Notes Series E, Euro Medium-Term Notes Series E, 8.45% Notes Due October 15, 1996, 8.65% Notes Due 1997, 9.15% Notes Due 2000, 6%
Debentures Due 2001, 8.50% Notes Due February 15, 2003, 8.125% Notes Due March 15, 2004, 8.25% Notes Due September 15, 2006, and 8 1/4% Debentures Due 2022. It also acts as fiscal agent for the Company's 9% Notes Due 1994.

     Bankers Trust Company will act as Trustee for Debt Securities issued under the BT Indenture and may act as underwriter or agent (through an affiliate) with respect to securities of the Company. Bankers Trust Company acts as depositary for funds of, makes loans to, and performs other services for the Company in the normal course of business. It also acts as trustee for the Company's Medium-Term Notes Series F, 6 3/4% Notes Due 2002, 7.95% Debentures Due 2023, and 7 1/2% Debentures Due 2033. It also acts as fiscal agent for the Company's 8 1/2% Notes Due 1996, 8 1/2% Notes Due 1998, 7 1/2% Notes Due 1999, and 8% Notes Due 2002.

                  LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     In compliance with United States Federal tax laws and regulations, in general Bearer Notes may not be offered or sold during the Restricted Period (as defined under "Plan of Distribution") to a person within the United States or its possessions or to or for the account or benefit of, a United States person. However, offers or sales can be made to (i) the U.S. office of international organizations (as defined in Section 7701(a)(18) of the U.S. Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder), (ii) the U.S. office of foreign central banks (as defined in Section 895 of the Code and the regulations thereunder) and (iii) foreign branches of United States financial institutions which are purchasing for their own account or for resale, and which have agreed to comply with the requirements of Section 165(j)(3)(A),
(B) or (C) of the Code. In addition, sales can be made to a United States person acquiring a Bearer Note through a financial institution described in clause
(iii) of the preceding sentence. Definitive Bearer Notes will not be delivered within the United States, or in any event unless the beneficial owner of the Notes had complied with the certification requirements described above under "Description of Debt Securities -- General".

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     Bearer Notes will bear the following legend on their face and on any interest coupons which may be detached therefrom or, if the obligation is evidenced by a book entry, appears in the book of record in which the book entry is made: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code". The Sections referred to in such legend provide that a United States person who holds a Bearer Note will not be allowed to deduct any loss realized on the sale, exchange or redemption of such Bearer Note and any gain (which might otherwise be characterized as capital gain) recognized on such sale, exchange or redemption will be treated as ordinary income.

     As used herein, "United States person" means an individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or any estate or trust the income of which is subject to United States Federal income taxation regardless of its source.

                                    EXPERTS

     The consolidated financial statements of E. I. du Pont de Nemours and Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1993, have been so incorporated in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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